Symetra Trek℠ Index-Linked Annuity

Symetra Trek is an individual single-premium deferred annuity with index-linked interest options providing growth potential and some downside protection.

Swift Notes

Symetra Trek can help you tackle several retirement needs:

I want growth potential for my money, with some downside protection.

- The interest you earn is based on the performance of one or more market indexes you choose.
- If the index performance is positive, you'll receive interest at the end of each annual interest term based on the return of that index, up to a predetermined cap.
- You can also choose an account that credits a fixed rate of interest throughout the year.
- Any interest you earn can grow through compounding.
- Any growth is tax-deferred (it's not taxed until you take it out).
- With potential upside, there is also potential downside—which means you can lose money. You can choose how much downside risk you are willing to take on.
- Symetra Trek provides account options with two different types of limited downside protection—a "buffer" and a "floor."
- For protection against smaller losses, the buffer may make sense. For protection against severe losses, the floor may be more appealing.

I want dome downside protection.

- With potential upside, there is also potential downside—which means you can lose money. You can choose how much downside risk you are willing to take on.
- Symetra Trek provides account options with two different types of limited downside protection—a "buffer" and a "floor."
- For protection against smaller losses, the buffer may make sense. For protection against severe losses, the floor may be more appealing.

I want access to my money when I need it.

- You can take withdrawals at any time (but they may be subject to applicable taxes).
- During the first six years, you can withdraw the greater of 15% of your contract value or the total interest earned in your contract without any charges. Withdrawals exceeding these amounts in any 12-month period will be subject to penalties called "surrender charges."
- All withdrawals are free of surrender charges after six years.
- You can surrender (cancel) your contract at any time and receive the current value—minus any applicable surrender charges. The current value may be higher or lower than the initial contract value, depending on the performance of the indexed accounts you chose.

I don't want any surprises.

- There are no annual fees.
- During each annual interest term, the value in your indexed account(s) can increase or decrease each day. The protection of the buffer or floor only applies at the end of the interest term.

- With the "Return Lock" feature, you can choose to lock in the value of your indexed account during the interest term. Ask your registered representative for details about the Return Lock feature.
- Federal income taxes may apply to withdrawals, including an additional federal tax of 10% if you take money out and you're younger than 59½. You may want to consult an attorney or tax advisor before taking any withdrawals.

This is a high-level overview of Symetra Trek so you can get a sense of whether it might work for you. This is not a complete description. Please ask your registered representative for a complete description of this product.

Next Steps

Symetra offers a variety of annuities. Ask your financial professional, registered representative or insurance producer if an annuity is right for you.



Securities are offered through Symetra Securities, Inc. (SSI).

Symetra Trek is an individual single-premium deferred annuity contract with index-linked interest options issued by Symetra Life Insurance Company (SLIC). Contract form number is RSC-0536 4/18 in most states. Products, features, terms and conditions may vary by state and may not available in all U.S. states or any U.S. territory. SSI and SLIC are affiliates and are both located at 777 108th Avenue NE, Suite 1200, Bellevue, WA 98004-5135. Each company is responsible for its own financial obligations.

Annuity contracts have terms and limitations for keeping them in force. Contact your registered representative for complete details.

Guarantees and benefits are subject to the claims-paying ability of Symetra Life Insurance Company.

Symetra Trek has indexed accounts and a fixed account. Interest credited to the indexed accounts is affected by the value of outside indexes. Values based on the performance of any index are not guaranteed, and the contract value may decrease. The contract does not directly participate in any outside investment.

Indexed interest is calculated and credited (if applicable) at the end of an annual interest term. Indexed interest may be positive, negative, or zero. Amounts withdrawn from the indexed account before the end of an annual interest term will not receive indexed interest for that term.

Protection by the buffer and floor is only applied at the end of each interest term. Withdrawals made from the indexed account during the interest term will not receive the protection of the buffer or the floor as they would at the end of the interest term. If the index value falls for multiple years, the cumulative indexed account value may decline by more than the buffer or floor percentage.

If the Return Lock feature is exercised, no indexed interest will be credited to the indexed account at the end of the interest term.

The performance of an index does not reflect the payment or reinvestment of dividends.

It is not possible to invest in an index.

Withdrawals may be subject to federal income taxes, and a 10% IRS early withdrawal tax penalty may also apply to amounts withdrawn prior to age 59½. Clients should consult their attorney or tax advisor for more information.

SYMETRA LIFE INSURANCE COMPANY ("Symetra") has filed a registration statement (including a prospectus) with the SEC for Symetra Trek. For more complete information about Symetra and Symetra Trek, you should read the prospectus and other documents Symetra has filed with the SEC before purchasing. These documents are available for free by visiting EDGAR at www.sec.gov. Alternatively, Symetra or your registered representative will provide the prospectus by request. Contact Symetra toll-free at 1-800-796-3872 ext. 22136.

Symetra Trek is a long-term investment designed for retirement purposes. There is a risk of substantial loss of principal. Please refer to the prospectus for more details.

Symetra Trek℠ is a service mark of Symetra Life Insurance Company.

Index-linked annuities

Symetra Trek℠ Index-Linked Annuity

Symetra Trek is an individual single-premium deferred annuity with index-linked interest options providing growth potential and some downside protection.


Swift
Notes

Symetra Trek can help you tackle several retirement needs:

I want growth potential for my money, with some downside protection. +

I want some downside protection. +

I want access to my money when I need it. +

I don't want any surprises. +

This is a high-level overview of Symetra Trek so you can get a sense of whether it might work for you. This is not a complete description. Please ask your registered representative for a complete description of this product.

Next Steps

Symetra offers a variety of annuities. Ask your financial professional, registered representative or insurance producer if an annuity is right for you.



Securities are offered through Symetra Securities, Inc. (SSI).

Symetra Trek is an individual single-premium deferred annuity contract with index-linked interest options issued by Symetra Life Insurance Company (SLIC). Contract form number is RSC-0536 4/18 in most states. Products, features, terms and conditions may vary by state and may not available in all U.S. states or any U.S. territory. SSI and SLIC are affiliates and are both located at 777 108th Avenue NE, Suite 1200, Bellevue, WA 98004-5135. Each company is responsible for its own financial obligations.

Annuity contracts have terms and limitations for keeping them in force. Contact your registered representative for complete details.

Guarantees and benefits are subject to the claims-paying ability of Symetra Life Insurance Company.

Symetra Trek has indexed accounts and a fixed account. Interest credited to the indexed accounts is affected by the value of outside indexes. Values based on the performance of any index are not guaranteed, and the contract value may decrease. The contract does not directly participate in any outside investment.

Indexed interest is calculated and credited (if applicable) at the end of an annual interest term. Indexed interest may be positive, negative, or zero. Amounts withdrawn from the indexed account before the end of an annual interest term will not receive indexed interest for that term.

Protection by the buffer and floor is only applied at the end of each interest term. Withdrawals made from the indexed account during the interest term will not receive the protection of the buffer or the floor as they would at the end of the interest term. If the index value falls for multiple years, the cumulative indexed account value may decline by more than the buffer or floor percentage.

If the Return Lock feature is exercised, no indexed interest will be credited to the indexed account at the end of the interest term.

The performance of an index does not reflect the payment or reinvestment of dividends.

It is not possible to invest in an index.

Withdrawals may be subject to federal income taxes, and a 10% IRS early withdrawal tax penalty may also apply to amounts withdrawn prior to age 59½. Clients should consult their attorney or tax advisor for more information.

SYMETRA LIFE INSURANCE COMPANY ("Symetra") has filed a registration statement (including a prospectus) with the SEC for Symetra Trek. For more complete information about Symetra and Symetra Trek, you should read the prospectus and other documents Symetra has filed with the SEC before purchasing. These documents are available for free by visiting EDGAR at www.sec.gov. Alternatively, Symetra or your registered representative will provide the prospectus by request. Contact Symetra toll-free at 1-800-796-3872 ext. 22136.

Symetra Trek is a long-term investment designed for retirement purposes. There is a risk of substantial loss of principal. Please refer to the prospectus for more details.

Symetra Trek[SM] is a service mark of Symetra Life Insurance Company.

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